Exhibit 10.1

SHARE PURCHASE AGREEMENT

relating to the entire issued share capital of:

Lumata France SAS
Lumata Spain S.L.
Lumata UK Ltd

Lumata Deutschland GmbH

LUMATA HOLDINGS LIMITED

and

THE GUARANTOR

and

THE PURCHASER

12 August 2017

41 Lothbury
London EC2R 7HF

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

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TABLE OF CONTENTS

		Page Nos.

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE	7

3.	CONSIDERATION	7

4.	GUARANTEE	7

5.	COMPLETION	8

6.	PERIOD BEFORE COMPLETION	9

7.	LEAKAGE	9

8.	RELEASE OF INTRA-GROUP GUARANTEES	10

9.	TRANSITIONAL ARRANGEMENTS	10

10.	WARRANTIES	10

11.	TAX INFORMATION	13

12.	ANNOUNCEMENTS AND CONFIDENTIALITY	14

13.	NOTICES	15

14.	GENERAL	16

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Agreed Form Documents:

1.                                         Warranty Deed

2.                                         Voting Power of Attorney

3.                                         Resignation Letters

4.                                         Locked Box Accounts

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THIS AGREEMENT is made on 12 August 2017

PARTIES

(1)                                     Lumata Holdings Limited, a company incorporated and registered in England and Wales with company number 08425332 whose registered office is at Wework, 18-21 Corsham Street, London N1 6DR (the “Seller”);

(2)                                     Evolving Systems Holdings Limited, a company incorporated and registered in England and Wales with company number 05272751, whose registered office is at 2nd Floor, 31 Chertsey Street, Guildford, Surrey, GU1 4HD (the “Purchaser”); and

(3)                                     Francisco Partners III (Cayman), L.P., a company incorporated and registered in the Cayman Islands whose registered address is C/o Maple Corporate Service Limited, PO Box 309, Ugland House, South Church Street, George Town KY1-1104, Cayman Islands (the “Guarantor”).

THE PARTIES AGREE as follows:

1.                                         DEFINITIONS AND INTERPRETATION

Definitions

1.1                                  In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“ACT750 Management Bonuses” means the bonuses amounting to €15,380 in aggregate and payable to 4 French employees on Completion in accordance with paragraph 3(b) of Schedule 2 and Schedule 4 to this Agreement;

“ACT750 Management Bonuses Total Cost” means the aggregate amount of €25,330 set out in Schedule 4 to this Agreement to transfer to ACT750 SAS in accordance with paragraph 2(a) of Schedule 2 to this Agreement;

“Agreement” means this share purchase agreement, including the Introduction and the Schedules, as amended, restated, novated or superseded from time to time in accordance with its terms;

“Announcement” means the announcement to be made in relation to the Transaction in a form agreed between the parties (acting reasonably);

“Articles” means the articles of association of the Company;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England, Spain, Germany or France;

“Client” means any person to whom or which the Companies have at any time during the twelve month period prior to Completion provided Restricted Business;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 5;

“Company” and “Companies” have the meanings given in Clause 2.1;

“Completion Date” means the date of this Agreement;

“Consideration” has the meaning given in Clause 3.1;

“Deed of Release” means the deed of release given by HSBC in favour of (inter alia) the Companies;

“Determined Claim” means a Claim, as defined in the Warranty Deed:

(a)                          the amount of which the FP Investors and the Purchaser have agreed in writing; or

(b)                          in respect of which a court of competent jurisdiction has awarded final judgement and no right of appeal lies in respect of such judgement, or in respect of which the parties thereto are debarred by passage of time or otherwise from making an appeal;

“Encumbrance” means all security interests, mortgages, charges, options, equities, claims, or other third party rights (including rights of pre-emption) of any nature whatsoever;

“Fiducia” means Fiducia Financial Consultants Ltd;

“Fiducia Invoice” means the aggregate amount of £99,500 payable to Fiducia on Completion in accordance with paragraph 3(d) of Schedule 2 and Schedule 4 to this Agreement;

“Fiducia Invoice Total Cost” means the aggregate amount of £82,917 set out in Schedule 4 to this Agreement to transfer to Lumata UK Limited in accordance with paragraph 2(a) of Schedule 2;

“Guaranteed Obligations” has the meaning set forth in Clause 4.3;

“Leakage” means:

(a)                          any dividend, bonus or other distribution of capital, income or profit declared, paid or made or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by any Company to the Seller or any Related Person of the Seller;

(c)                           any payments (including any management, monitoring, service or directors’ fees, bonus or other compensation) made or agreed to be made by any Company to, or assets transferred to or liabilities assumed, indemnified or incurred by any Company for the benefit of, the Seller or any Related Person of the Seller (including with respect to any share capital or other securities of any Company);

(d)                          the waiver by any Company of, or agreement to waive (whether conditional or not), any amount owed to that Company by the Seller or any Related Person of the Seller;

(e)                           the payment by any Company of, or agreement to pay (whether conditional or not), any Seller Transaction Costs for the benefit of the Seller; and

(f)                            the payment of any fees, costs or Tax incurred or paid by any Company as a result of those matters set out in paragraphs (a) to (d) above; and

in each case, other than any Permitted Leakage Payment;

“Locked Box Accounts” means the enterprise value to equity value bridge set out in an agreed form Excel file, together with any supporting tabs and information contained in such file;

“Locked Box Date” means 30 April 2017;

“Lumata UK Management Bonuses” means the bonuses amounting to £455,852 in aggregate and payable to 5 UK employees on Completion in accordance with paragraph 3(b) of Schedule 2 and Schedule 4 to this Agreement;

“Lumata  UK  Management  Bonuses  Total  Costs”  means  the  aggregate  amount  of £518,760 set out in Schedule 4 to this Agreement to transfer to Lumata UK Limited in accordance with paragraph 2(a) of Schedule 2 to this Agreement;

“New EE Insurance Policy” means a top-up insurance policy in respect of the Orange UK EE contract to be entered into by the Purchaser or a Related Person of the Purchaser or an assignment, transfer, or similar arrangement, of the Old EE Insurance Policy into the name, or for the benefit, of any member of the Purchaser’s Group;

“Old EE Insurance Policy” means the top-up insurance policy in respect of the Orange UK EE contract dated 16 March 2017 between the Seller and Lloyd’s - BDB Ltd;

“Permitted Leakage Payment” means

(a)                          any payment provided for under the terms of this Agreement (for the avoidance of doubt including, but not limited to, the payments described in Schedule 2 and/or set out in Schedule 4);

(b)                          payment of any amount accrued or provided for in the Locked Box Accounts;

(c)                           the sum paid at Completion by way of satisfaction of the Spanish Inter-Company Payable in accordance with this Agreement;

(d)                          any payment made in accordance with past practice and without the exercise of discretion in respect of the salary, bonus, pensions contributions, life assurance payments, medical insurance, car allowances, expenses and holiday pay accrued and due to any Related Person of the Seller who is an officer or employee of a Company under and in accordance with such person’s contract of employment, service agreement or engagement letter;

(e)                           any fees and/or expenses incurred, paid or payable to Tom Buehlmann and David Lindsay in connection with the services provided by any of them prior to Completion; and

(f)                            the notarial fees incurred by any Company in connection with the perfection of the transfer of any of the Shares;

“Pre-Contractual Statement” has the meaning set forth in Clause 14.13;

“Process Agent” has the meaning set forth in Clause 14.28;

“Purchaser’s Group” means the Purchaser and its Related Persons;

“Purchaser’s Solicitors” means Osborne Clarke, One London Wall, London EC2Y 5EB;

“Purchaser’s Solicitors Account” means the client account of the Purchaser’s Solicitors;

“Purchaser’s Solicitors Undertaking” means the undertaking in a form reasonably satisfactory to the Sellers and the Purchaser’s Solicitors to be given by the Purchaser’s Solicitors on Completion in favour of HSBC Bank Plc;

“Related Person” means

(a)                          in the case of a body corporate, any subsidiary or holding company of that body corporate and any subsidiary of any such holding company, in each case from time to time; and

(g)                           in the case of an individual, any spouse and/or lineal descendant by blood or adoption of that individual or any person(s) acting in the capacity of trustee(s) of a trust of which that individual is the settlor;

“Restricted Business” means the business carried on by the Companies in the twelve month period prior to Completion;

“Restricted Period” means the period commencing on Completion and ending 18 months from Completion;

“Retained Group” means in relation to the Seller as of the date hereof, its Related Persons, but excluding any Company;

“Seller Claim” means any claim, proceeding, suit or action against the Seller in respect of any matter whatsoever under or pursuant to this Agreement other than a claim under Clause 7;

“Seller Transaction Costs” means any professional fees, expenses or other costs paid, incurred or owing directly in connection with the Transaction by any Company;

“Seller’s Solicitors” means Fried, Frank, Harris, Shriver & Jacobson (London) LLP, 41 Lothbury, London, EC2R 7HF, United Kingdom;

“Senior Employee” means any person who is or was during the 12 month period prior to Completion employed by the Companies in a senior managerial, sales, marketing, senior customer advisory or senior customer facing capacity or who was a consultant to or a director of the Companies or any person who was so employed or retained by the Companies in each case whose fees and/or emoluments exceed Euro 75,000 per annum at Completion;

“Service Agreements” means the new service agreements for each of Mo Firouzabadian and Adish Kulkarni in the agreed form;

“Shares” means all the issued shares of the Companies, details of which are set out in PART B of Schedule 1;

“Spanish Inter-Company Payable” means the sum of €1,446,342.40, being the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, as at the close of business on the Completion Date from Lumata Spain S.L. to the Seller;

“Tax” or “Taxation” all forms of taxation whether of the United Kingdom or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto;

“Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Claim” shall have the meaning set out in the Warranty Deed;

“Territory” means the United Kingdom, France, Spain and Germany;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement; and

“Warrantors” shall have the meaning set out in the Warranty Deed;

“Warranty Deed” means the warranty deed to be entered into by the Seller and certain managers of the Companies on the date of this Agreement in the agreed form.

1.2                                  References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.3                                  References to “Clauses” are to the clauses of this Agreement.

1.4                                  References to the “Schedules” are to the schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5                                  Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.

Interpretation

1.6                                  The table of contents and headings to Clauses and Schedules and are included for ease of reference only, and are not to affect the interpretation of this Agreement.

1.7                                  In this Agreement, unless expressly stated otherwise:

(a)                          the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(b)                          general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)                           words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(d)                          a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

(e)                           any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(f)                            a reference to a document “in the agreed form” means a form of document agreed and for the purposes of identification initialled by or on behalf of each Party;

(g)                           references to the time of day are to London time unless otherwise specified;

(h)                          a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by fax or email but excluding any other form of electronic or digital communication;

(i)                              a reference to a document or communication being “signed” by or on behalf of any person means signature in manuscript by that person or his duly authorised agent or attorney (which manuscript signature may be affixed and/or transmitted by fax or email) and not any other method of signature;

(j)                             any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi- governmental, judicial or regulatory entity (or any department, agency or political sub- division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established;

(k)                          any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1169 of the Companies Act 2006 and any reference to a “parent company” or a “subsidiary undertaking” means respectively a “parent company” or “subsidiary undertaking” as defined in sections 1162 and 1173(1) of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of  another undertaking even if  its shares in that  other undertaking  are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent company” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

(l)                              a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

(m)                      in relation to a limited liability partnership, references to “directors” or “employees” shall be taken as a reference to the members and (where applicable) employees of that limited liability partnership;

(n)                          any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.8                                  Where any term of this Agreement (including, for the avoidance of doubt, the Warranties) is qualified by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of business of the Companies, taken as a whole.

2.                                          SALE AND PURCHASE

Agreement to sell and purchase

2.1                                   The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Shares of the entities set out in PART A of Schedule 1(Companies’ Details) (the “Companies” and each a “Company”), in each case on the terms and subject to the conditions of this Agreement.

3.                                          CONSIDERATION

Amount

3.1                                   The total consideration for the purchase of the Shares under this Agreement (the “Consideration”) is the sum of €4,000,000.

Consideration Settlement

3.2                                   The Consideration shall be satisfied upon Completion by payment by the Purchaser in Euros of a sum equal to the Consideration to the Purchaser’s Solicitors Account in accordance with Clause 5.4 and Schedule 2. With effect from Completion, the Purchaser’s Solicitors shall hold the monies in accordance with the Purchaser’s Solicitors Undertaking.

Reduction of Consideration

3.3                                   If any payment is to be made by the Seller to the Purchaser in respect of any Seller Claim, claim under the Warranty Deed or any claim under Clause 7, the payment shall be made by way of adjustment of the Consideration, which shall be deemed to have been reduced by the amount of such payment.

4.                                          GUARANTEE

4.1                                   The Guarantor irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of the obligations of the Warrantors with respect to any Determined Claim (save in respect of any Tax Claim which shall be dealt with solely in accordance with Clause 4.2 below)  subject always to an upper limit of liability under this Clause 4.1 equal to 10 per cent. of the Consideration. The guarantee set out in this Clause 4.1 shall automatically expire and cease to have effect from the first anniversary of the date hereof; provided that such guarantee shall remain in force but only to the extent of, and in respect only of, any proceedings that have been validly issued and served on the Warrantors during the first twelve months from the date of this Agreement until the earlier of (i) such time as those proceedings have been finally determined or settled, and (ii) the third anniversary of the date hereof.

4.2                                   The Guarantor irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of the obligations of the Seller and the Warrantors, as the case may be, with respect to any claims made by the Purchaser against the Seller or the Warrantors pursuant to Clause 7.2, Clause 10.1 and in respect of any Tax Claim subject always to an upper limit of liability under this Clause 4.2 equal to 50 per cent. of the Consideration. The guarantee set out in this Clause 4.2 shall automatically expire and cease to have effect thirty six months from the date hereof other than in respect of Clause 7.2 where such guarantee shall expire six months from the date hereof; provided that in each case such guarantee shall remain in force but only to the extent of, and in respect only of, any proceedings that have been validly issued and served on the Warrantors or the Seller during the six month period in respect of Clause 7.2 and during the thirty six month period in respect of Clause 10.1 and any Tax Claim until the earlier of (i) such time as those proceedings have been finally determined or settled and (ii) the fifth anniversary of the date hereof.

4.3                              If the Warrantors or the Seller, as the case may be, default in the payment when due of any amount that is a guaranteed obligation pursuant to Clauses 4.1 and 4.2 (the “Guaranteed Obligations”), the Guarantor shall, on demand by the Purchaser, pay that amount to the Purchaser in the manner prescribed by this Agreement or the Warranty Deed as if it were the Warrantors or the Seller.

4.4                              The guarantee in this Clause 4 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Warrantors and the Seller to the Purchaser in respect of the Guaranteed Obligations.

4.5                              The liability of the Guarantor under the guarantee in this Clause 4 shall not be reduced, discharged or otherwise adversely affected by:

(a)                                any act, omission, matter or thing which would have discharged or affected the liability of the Guarantor had it been a principal obligor instead of a guarantor; or

(b)                                anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under the guarantee.

4.6                              The Guarantor shall pay to the Seller on demand the amount of all reasonably incurred costs and expenses (including legal and out-of-pocket expenses and any value added tax on them) incurred by the Purchaser in connection with:

(a)                                the preservation, or exercise and enforcement, of any rights under or in connection with the guarantee in this Clause 4 or any attempt so to do; and

(b)                                any discharge or release of this guarantee.

4.7                              Until all amounts which may be or become payable by the Warrantors or the Seller under or in connection with this Agreement have been paid in full, and unless the Purchaser otherwise directs, the Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this Clause 4, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.

4.8                              The guarantee in this Clause 4 shall be in addition to and independent of all other security which the Purchaser may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

4.9                              In the event that a Determined Claim exceeds the aggregate amount that the Warrantors are liable for under the terms of the Warranty Deed, the Guarantor shall, immediately on demand by the Purchaser, pay the Purchaser the difference in amount up to a maximum total amount of Euro 400,000.

5.                                         COMPLETION

5.1                                  Completion shall take place on the earlier of:

(a)                          the first Business Day following the date that the New EE Insurance Policy comes into effect; or

(b)                          the first Business Day following confirmation in writing from the Lumata’s insurance brokers or underwriters that the Old EE Insurance Policy will continue to cover Lumata UK Limited after Completion until at least the end of this calendar year; or

(c)                           the first Business Day falling 30 days after the date of this Agreement.

5.2                                  The Shares shall be sold with full title guarantee and with the benefit of all rights attaching to or accruing to them as  at the date of this Agreement including all dividends  or  other distributions declared, paid or made by the Company on or after the date of this Agreement.

5.3                                  The Purchaser shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

5.4                                  At Completion, the Seller and the Purchaser shall comply with their respective obligations as specified in Schedule 2 (Completion Obligations).

5.5                                  Part 1, Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition of the Shares made under or pursuant to this Agreement.

5.6                                  For the avoidance of doubt none of the limitations set out in Schedule 3 shall apply in respect of any breach of Clause 5.2.

6.                                         PERIOD BEFORE COMPLETION

6.1                                  Except as otherwise agreed with the Purchaser, between the date of this Agreement and Completion, the Seller shall exercise their voting rights insofar as they are able to ensure that the business of each of the Companies is carried on in all material respects only in the ordinary course, including that none of the Companies or any of their assets are sold, transferred or disposed of or that any acquisitions of shares or assets are made by any of them other than in the ordinary course of business, no material litigation is commenced nor compromise or settlement of any material claim, dispute or other matter in which any of the Companies is involved is made save in respect of routine debt collection, and, save in respect of the Service Agreements,no material and substantial change is made to the terms and conditions of employment of any Senior Employee nor any dismissal of any Senior Employee takes place nor any offer of employment or engagement is made to any person who would become a Senior Employee by virtue of that offer.

6.2                                  The Purchaser shall:

(a)                          use all reasonable endeavours to put in place the New EE Insurance Policy as soon as practicable following the date hereof and the Seller shall provide such assistance as the Purchaser may reasonably request in order for such insurance to be put in place;

(b)                          keep the Seller fully informed of the progress of, and all material developments in connection with putting in place the New EE Insurance Policy; and

(c)                           notify the Seller as soon as reasonably practicable, and in any event within 2 Business Days of the date upon which the Purchaser becomes aware that any material issues which are likely to jeopardise the implementation of the New EE Insurance Policy.

6.3                                  The Seller shall give the Purchaser reasonable access, during normal business hours and subject to reasonable prior notice, to the records, employees, clients and any other information pertaining to the Companies that the Purchaser may reasonably require in connection with its acquisition of the Companies.

7.                                         LEAKAGE

7.1                                  The Seller covenants and undertakes to the Purchaser that there has not been, and there will not be, any Leakage at any time from (but excluding) the Locked Box Date up to and including the time that Completion occurs, other than in each case to the extent such

Leakage (i) comprises Permitted Leakage Payments, and/or (ii) is specifically provided for or reserved for in the Locked Box Accounts or the notes to any such accounts.

7.2                                  If any Leakage occurs during the period from (but excluding) the Locked Box Date up to and including the time that Completion occurs, the Seller covenants and undertakes within five Business Days of receipt of a notice referred to in Clause 7.3 below to pay to the Purchaser an amount in cash equal to the amount of any Leakage received by the Seller or its Related Persons. A claim under this Clause 7.2 shall be the sole remedy available to the Purchaser arising (directly or indirectly) from a breach hereof.

7.3                                  The Seller shall not be liable to make a payment under Clause 7.2 unless the Purchaser has notified that Seller in writing of the claim stating in reasonable detail the nature of the breach and, if reasonably practicable, the amount claimed, on or before the date falling six months after Completion.

7.4                                  Save in the case of fraud, dishonesty or wilful concealment, the aggregate maximum liability of the Seller for all breaches of the undertaking given by it in Clause 7.1 shall be limited to the actual amount of the Leakage incurred and for the avoidance of doubt none of the other limitations set out in Schedule 3 shall apply.

7.5                                  Subject to Clauses 7.3 and 7.4, nothing within the actual knowledge of the Purchaser shall qualify or limit the liability of the Seller under this Clause 7.

8.                                         RELEASE OF INTRA-GROUP GUARANTEES

8.1                                  The Seller shall use all reasonable endeavours to procure that, on Completion each Company is released from all guarantees and indemnities given, if any, by it in respect of obligations of the Seller and/or any member of the Retained Group and, pending such release, the Seller shall indemnify the Purchaser (for itself and as trustee for the Companies) against all liabilities under those guarantees and indemnities.

9.                                         TRANSITIONAL ARRANGEMENTS

Finance Manager

9.1                                  The Purchaser hereby undertakes to procure that, immediately following Completion, the finance manager of Lumata UK Ltd will be assigned to work with the Seller in relation to transitional financial matters for up to a maximum of five hours per month at times and on days that are reasonable to both parties, until the first anniversary of Completion.

9.2                                  In consideration of the provision of such services by Lumata UK Ltd, the Seller shall pay Lumata UK Ltd £15,000 (inclusive of VAT) per annum.

9.3                                  The Seller and the Purchaser shall each be entitled to terminate this transitional arrangement at any time by giving 30 days’ notice to the other of such intention to so terminate, in which case the fees payable by it as set out in clause 9.2 shall be calculated on a pro rata basis.

10.                                  WARRANTIES

Seller’s warranties

10.1                           The Seller warrants to the Purchaser at the date hereof and at Completion that:

(a)                          it is the sole legal and beneficial owner of the Shares set out in PART B of Schedule 1 (The Companies’ Shares) which are fully paid up (or credited as fully paid) and constitute the whole of the allotted and issued share capital of each Company;

(b)                          save for the security in favour of HSBC Bank which will be discharged upon Completion, there is no Encumbrance in relation to any Shares;

(c)                           the Seller is a company duly incorporated under the laws of England;

(d)                          the Seller has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Seller is a party

(e)                           this Agreement and each other Transaction Document to which the Seller is a party will, when executed, constitute valid, binding and enforceable obligations of the Seller in accordance with their respective terms;

(f)                            there is no agreement or commitment outstanding under which any Company is or may be obliged to allot or issue any shares in the capital of such Company or under which any person is or may be entitled to the allotment, issue or transfer of any shares in the capital of any Company;

(g)                           the execution and delivery of, and the performance by the Seller of its obligations under this Agreement and each other Transaction Document to which the Seller is a party will not:

(i)                             conflict with or result in a breach of any provision of the articles of association of the Seller;

(ii)                          conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Seller is a party;

(iii)                       conflict with or result in a breach of any law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Seller;

(iv)                      require any consent, or approval of, or to give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of misrepresentation or misstatement).

Purchaser’s warranties

10.2                           The Purchaser warrants to the Seller at the date hereof and at Completion that:

(a)                          the Purchaser is a company duly incorporated under the laws of England;

(b)                          the Purchaser has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party;

(c)                           this Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms;

(d)                          the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not:

(i)                             conflict with or result in a breach of any provision of the articles of association of the Purchaser;

(ii)                          conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party;

(iii)                       conflict with or result in a breach of any law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Purchaser;

(iv)                      require any consent, or approval of, or to give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of misrepresentation or misstatement).

(e)                           the Purchaser has sufficient cash resources to meet all of its obligations under or pursuant to this Agreement and will have such funds available on an unconditional basis as of Completion.

Seller’s undertakings

10.3                           The Seller acknowledges and agrees that, in the absence of fraud, dishonesty or wilful concealment, the Seller has no rights against and may not make any claim against any of the Companies or any of their employees, directors, agents, officers or advisers or any of their Related Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document.

10.4                           In order to assure to the Purchaser the full benefit of the business and goodwill of the Companies:

(a)                          the Seller undertakes, on its own behalf only, that it shall not, directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on its or their own account or in conjunction with or on behalf of any other person, do any of the following things during the Restricted Period;

(i)                             carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in Sections 285 and 313, Financial Services and Markets Act 2000) which confer not more than 1% of the votes which could normally be cast at a general meeting of that company) any business which competes with any part of the Restricted Business within the Territory;

(ii)                          canvass or solicit or seek to entice away the custom of any Client for the purposes of providing Restricted Business within the Territory;

(b)                          the Seller undertakes on its own behalf and on behalf of each of its Related Persons that neither it nor any of its Related Persons shall directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on its or their own account or in conjunction with or on behalf of any other person, during the Restricted Period to endeavour to entice away from, employ or otherwise engage any Senior Employee of the Companies.

10.5                           The Seller undertakes to the Purchaser to procure that, as soon as practicable after Completion and in any event within 30 (thirty) Business Days of Completion, the corporate name of “Lumata” used by any member of the Retained Group (other than any such member which is either already in the process of being liquidated or for which the Seller intends to start the liquidation and/or striking off process within three months of Completion) is changed in order to remove any reference to “Lumata”, or any confusingly similar variation thereof and deliver to the Purchaser a certified copy of the resolution of its shareholders effecting such change.

10.6                           Each undertaking contained in Clause 10.4 and Clause 10.5 shall be construed as a separate and independent undertaking and, while the restrictions set out in those Clauses are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

10.7                           The Seller agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in Clause 10.4 and Clause 10.5 are reasonable and necessary for the protection of the legitimate business interests of the Purchaser.

11.                                  TAX INFORMATION

11.1                           The Seller undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by the Purchaser in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Company that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.

11.2                           The Purchaser undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by the Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding the Seller that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) by a Company or any event occurring (or treated for Tax purposes as occurring) relating to a Company on or before Completion.

11.3                           To enable compliance with the Purchaser’s obligations under Clause 11.2, the Purchaser shall and shall cause each Company to:

(a)                          properly retain and maintain all relevant records until the earlier of seven years after Completion and such time as the Seller agrees that such retention and maintenance is no longer necessary; and

(b)                          upon being given reasonable notice by the Seller and subject to the Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow the Seller and its officers, employees, agents, auditors and representatives, at the Seller’s cost, to:

(i)                             inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(ii)                          have reasonable access within five Business Days to any employee, officer, adviser or premises of any Company during normal working hours.

12.                                  ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

12.1                           The Seller shall make the Announcement simulteanous with the release of the regulatory announcement made by the Purchaser in accordance with its US Securities and Exchange Commission requirements.

12.2                           Subject to Clause 12.1 and save as may be required by applicable law or regulation, no Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of the other Party.

Confidentiality

12.3                           The Confidentiality Agreement shall terminate with effect from the date of this Agreement, and shall cease to have any effect from that time save for any antecedent breaches.

12.4                           Subject to Clause 12.5, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

(a)                          the provisions of this Agreement or any Transaction Document;

(b)                          the negotiations relating to this Agreement and all other Transaction Documents; or

(c)                           any Company’s business or financial or other affairs; or

(d)                          any other Party or its Related Persons.

12.5                           Notwithstanding Clause 12.4, a Party may disclose or use information if and to the extent that:

(a)                          such disclosure or use is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange;

(b)                          such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

(c)                           such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party, including the full use of any information of the Companies by the Purchaser in the ordinary course of their business;

(d)                          disclosure is made to a Taxation Authority in connection with the tax affairs of the disclosing Party;

(e)                           disclosure is made to the professional advisers, auditors or bankers of a Party on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 12 in respect of such information as if it were a Party;

(f)                            the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement);

(g)                           in the case of each Party, the other Party has given its prior written consent.

12.6                           Before any information is disclosed pursuant to Clause 12.5(a), 12.5(b), or 12.5(d), the Party concerned shall (unless prohibited or restricted by applicable law or regulation) promptly notify the other Party to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing the Party with the opportunity to contest, limit or agree the timing and content of such disclosure.

13.                                  NOTICES

Service of notices

13.1                           Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by fax or email to the address, or fax number or email address (as applicable) given below, or to such other address or fax number or email address as may have been notified by any Party to the other Party for this purpose (which shall supersede the previous address, or fax number or email address (as applicable) from the date on which notice of the new address or fax number is deemed to be served under this Clause 13).

Seller:

For the attention of:	Lumata Holdings Limited
Address:	Wework, 18-21 Corsham Street, London, England, N1 6DR

Email address:	spetzler@franciscopartners.com
Copy to:	Seller’s Solicitors, for the attention of Dan Oates by email to dan.oates@friedfrank.com

Guarantor:

For the attention of:	Francisco Partners III (Cayman) L.P.
Address:	Ugland House, PO Box 309 GT, South Church Street, George Town, Cayman Islands

Email address:	spetzler@franciscopartners.com
Copy to:	Francisco Partners at 207 Sloane Street, 2nd Floor, London, SW1 9QX and Seller’s Solicitors, for the attention of Dan Oates by email to dan.oates@friedfrank.com

Purchaser:

For the attention of:	The Directors of Evolving Systems Holdings Limited
Address:	2nd Floor, 31 Chertsey Street, Guildford,
Surrey GU1 4HD
Email address:	rick.dinkel@evolving.com

Copy to:	Evolving Systems Inc.
9777 Pyramid Court, Suite 100 Englewood,
CO 80112,
for the attention of the Directors by email to
Email address:	rick.dinkel@evolving.com

Copy (which shall not constitute notice) to:	Purchaser’s Solicitors, for the attention of Rebecca Gordon by email to Rebecca.gordon@osborneclarke.com

13.2                           Any notice served in accordance with Clause 13.1 shall be deemed to have been received:

(a)                          if delivered by hand, at the time of delivery;

(b)                          if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;

(c)                           if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or

(d)                          if sent by fax or email, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

13.3                           For the purposes of Clause 13.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by fax or email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

13.4                           In proving receipt of any notice served in accordance with Clause 13.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the fax was sent to the correct number and a confirmatory transmission report was received, or that the email was sent to the correct email address.

13.5                           This Clause 13 shall not apply to the service of any proceedings or other documents in any legal action.

14.                                  GENERAL

Further assurances

14.1                           On request by any Party, each Party shall, as soon as reasonably  practicable at the requesting Party’s cost and insofar as he is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Costs

14.2                           Except for any Permitted Leakage Payments and unless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 14.2 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

14.3                           The Purchaser shall bear all stamp duties or other transfer taxes payable as a result of the transactions contemplated by this Agreement, and shall be responsible for arranging the payment of such stamp duty.

Gross-up

14.4                           In the event that:

(a)                          any deduction or withholding is required by law to be made from any sum (except in respect of any amount of interest) payable by the Seller to the Purchaser (or at the direction of the Purchaser) under Clause 5, Clause 10 or under the Warranty Deed, the Seller shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Purchaser (or such other recipient) with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

(b)                          any sum paid or payable by the Seller to the Purchaser under Clause 5, Clause 10 or under the Warranty Deed (the “original sum”) is or will be chargeable to Taxation on the Purchaser, the Seller shall be obliged to pay such sum as will ensure that, after payment of the Taxation, there shall be left an amount equal to the original sum (and for these purposes a sum shall be regarded as chargeable to Taxation in circumstances where it would have been chargeable to Taxation but for some relief available to the Purchaser.

14.5                           The Seller shall not be liable to pay any additional amount under 14.4(a) or 14.4(b) to the extent that the relevant sum (or original sum) payable by the Seller to the Purchaser has been calculated on a basis which takes into account a relevant withholding, deduction, or imposition of tax.

Assignment

14.6                           No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that:

(a)                          this Agreement and the benefits arising under it may be assigned in whole or in the part by the Seller to any member of the Seller’s Retained Group (provided that if such assignee ceases to be a member of such Seller’s Retained Group, this Agreement and the benefits arising under it shall automatically transfer back to that Seller immediately prior to such cessation);

(b)                          this Agreement and the benefits arising under it may be assigned in whole or in the part by the Purchaser to any member of the Purchaser’s Group to whom the Purchaser transfers any of the Shares (provided that if such assignee ceases to be a member of the Purchaser’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation); and

(c)                           this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security.

14.7                           In the case of an assignment pursuant to Clause 14.6 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

14.8                           Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 14.6 is ineffective.

Variation

14.9                           No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

Rights of third parties

14.10                     Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

14.11                     The parties hereby agree that each of Tom Buehlmann, David Lindsay, Mo Firouzabadian and Adhish Kulkarni shall be entitled to enforce clause 10.3 as third parties.

Entire agreement

14.12                     The Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

14.13                    Each Party agrees and acknowledges that:

(a)                          it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;

(b)                          it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);

(c)                           except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(d)                          the other Parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 14.13.

14.14                     No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

14.15                     It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

14.16                    This entire agreement clause does not limit or exclude any liability for fraud.

Inconsistency

14.17                     If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

Remedies

14.18                     The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

Waiver

14.19                     Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

14.20                     Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

14.21                     Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

14.22                     Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Severance

14.23                     If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

14.24                     If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.

Counterparts and duplicates

14.25                     This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.

Governing law

14.26                     This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England and Wales.

Jurisdiction

14.27                     The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

Agent for service of process

14.28                     The Guarantor undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by the Guarantor.

14.29                     At the date of this Agreement, the Guarantor has appointed Francisco Partners Operations LLP of New Penderel House, 4th Floor, 283 288 High Holborn, London WC1V 7HP in England as its Process Agent. If such person ceases to be able to act as process agent or no longer has an address in England, the Guarantor shall immediately appoint a replacement Process Agent and deliver to the Purchaser a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

This share purchase agreement is entered into by the Parties as a deed, and is delivered and takes effect on the date written at the beginning of this Agreement.

EXECUTED as a DEED and delivered on the date hereof by
LUMATA HOLDINGS LIMITED

/s/ Matt Spetzler

Witnessed by:

Signature :	/s/ Alistair Renton

Name:	Alistair Renton

Address:	41 Lothbury, EC2R 7HF

Occupation :	Trainee Solicitor

EXECUTED as a DEED and delivered on the date hereof by

EVOLVING SYSTEMS HOLDINGS LIMITED

/s/ Thomas Thekkethala

Witnessed by:

Signature:	/s/ Lisa Joseph

Name:	Lisa Joseph

Address:	7 Rosewood Lane, Denville,.NJ 07834

Occupation:	Physician

EXECUTED as a DEED and delivered on the date hereof by

Francisco Partners III (Cayman), L.P.

By:	FRANCISCO PARTNERS GP III (CAYMAN), L.P.
Its General Partner

By :	FRANCISCO PARTNERS GP III MANAGEMENT (CAYMAN) LIMITED
Its General Partner

By :	/s/ Matt Spetzler
Name: Matt Spetzler
Title : Director

Witnessed by:

Signature :	/s/ Alistair Renton

Name:	Alistair Renton

Address :	41 Lothbury, EC2R 7HF

Occupation :	Trainee Solicitor